                                                                   Exhibit 10.26

     ________________________________________________________________________


                            STOCK PURCHASE AGREEMENT

                            dated as of May 24, 1999

                                     among


                                CAREINSITE, INC.
                                 ("Purchaser")


                                      and

                           SPS PAYMENT SYSTEMS, INC.
                                   ("Seller")


     ________________________________________________________________________

                               TABLE OF CONTENTS


ARTICLE I.
                  DEFINITIONS.......................................................1

ARTICLE II.
                  PURCHASE AND SALE OF PURCHASED ASSETS; LIABILITIES;
                  PURCHASE PRICE...................................................10

            2.1.  Purchase and Sale................................................10
            2.2.  Liabilities......................................................10
            2.3.  Purchase Price...................................................10
            2.4.  Guarantee of Accounts Receivable.................................10
            2.5.  Section 338(h)(10) Election......................................11

ARTICLE III.  REPRESENTATION AND WARRANTIES OF SELLER..............................11

            3.1.  Organization; Good Standing, Qualification; Subsidiaries.........11
            3.2.  Authority; No Conflict...........................................11
            3.3.  Capitalization; Corporate Records................................12
            3.4.  Financial Statements.............................................13
            3.5.  Title to Properties; Encumbrances................................13
            3.6.  Accounts Receivable..............................................14
            3.7.  No Undisclosed Liabilities.......................................14
            3.8.  Taxes............................................................14
            3.9.  No Material Adverse Effect.......................................15
           3.10.  Title to Intellectual Property...................................15
           3.11.  Accounts Payable; Bank Accounts..................................16
           3.12.  Customers........................................................16
           3.13.  Employee Benefit Plans...........................................16
           3.14.  Insurance........................................................18
           3.15.  Compliance with Legal Requirements; Governmental Authorizations..19
           3.16.  Legal Proceedings; Orders........................................20
           3.17.  Absence of Certain Changes and Events............................21
           3.18.  Contracts; No Default............................................22
           3.19.  Environmental Matters............................................23
           3.20.  Employees........................................................23
           3.21.  Labor Relations; Compliance......................................24
           3.22.  Certain Payments.................................................24
           3.23.  Disclosure.......................................................24
           3.24.  Relationships with Related Persons...............................25
           3.25.  Brokers or Finders...............................................25
           3.26.  Year 2000 Compliance.............................................25
           3.27.  Adequacy of Documentation........................................25

           3.28.  Third-Party Software.............................................26
           3.29.  Third-Party Interests in Software................................26
           3.30.  General System Warranties........................................26
           3.31.  Non-Interfering Disabling Procedures.............................26
           3.32.  System Reliability...............................................27
           3.33.  Hardware.........................................................27
           3.34.  Software.........................................................27

ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................27

            4.1.  Organization and Good Standing...................................27
            4.2.  Authority; No Conflict...........................................28
            4.3.  Legal Proceedings................................................28
            4.4.  Brokers or Finders...............................................28

ARTICLE V  COVENANTS OF SELLING PARTIES............................................28

            5.1.  Access to Information and Records................................28
            5.2.  Conduct of Business Pending Closing..............................29
            5.3.  Consents.........................................................31
            5.4.  Schedules........................................................31
            5.5.  Confidentiality..................................................31
            5.6   Additional Disclosure............................................31
            5.7.  Intentionally deleted............................................31
            5.8.  Seller's Obligations After the Closing...........................31
            5.9.  Med-Link Litigation..............................................33
            5.10. Use of Intellectual Property.....................................33
            5.11. Purchaser's Obligations After the Closing........................33

ARTICLE VI.  TERMINATION...........................................................34

            6.1.  Termination Events...............................................34
            6.2.  Effect of Termination............................................34

ARTICLE VII.  INDEMNIFICATION; REMEDIES............................................35

            7.1.  Indemnification by Seller........................................35
            7.2.  Indemnification by Purchaser.....................................36
            7.3.  Undisputed Claims................................................36
            7.4   Disputed Claims..................................................37
            7.5.  Notice and Defense of Third-Party Claims.........................37
            7.6.  Survival of Representations, Warranties and Covenants............37
            7.7.  Exclusivity of Remedies..........................................38
            7.8   Insured Claims...................................................38

ARTICLE VIII.  THE CLOSING.........................................................38

            8.1.  Closing Date.....................................................38
            8.2.  Obligations of Purchaser to Purchase the Stock...................38
            8.3.  Obligations of Seller to Sell the Stock..........................39
            8.4.  Seller Deliveries................................................40
            8.5.  Purchaser Deliveries.............................................41

ARTICLE IX.  EXPENSES..............................................................42

            9.1.  Other............................................................42
            9.2.  Costs of Litigation..............................................42

ARTICLE X.  MISCELLANEOUS..........................................................42

           10.1.  Notice...........................................................42
           10.2.  Dispute Resolution...............................................43
           10.3.  Remedies at Law or in Equity.....................................44
           10.4.  Disclosure Schedules.............................................44
           10.5.  Disclosures and Announcements....................................45
           10.6.  Assignment; Parties in Interest..................................45
           10.7.  Further Assurance................................................45
           10.8.  Law Governing Agreement..........................................45
           10.9.  Amendment and Modification.......................................45
          10.10.  Entire Agreement.................................................45
          10.11.  Counterparts.....................................................46
          10.12.  Headings.........................................................46
          10.13.  No Third-Party Beneficiaries.....................................46


                            STOCK PURCHASE AGREEMENT
                            ------------------------

          STOCK PURCHASE AGREEMENT, dated as of May 24, 1999, by and between CAREINSITE, INC., a Delaware corporation ("Purchaser"), and SPS PAYMENT SYSTEMS, INC., a Delaware corporation ("Seller").

                                   Recitals:

          A. Seller owns all of the issued and outstanding shares of capital stock (the "Stock") of Med-Link Technologies, Inc., a Delaware corporation (the "Company"), which is engaged in the business of operating an electronic medical claims and data interchange network between health care providers and health care payors.

          B. Purchaser desires to acquire the Company and Seller desires to cause the sale of the Company to Purchaser.

          C. Contemporaneously herewith, each of Sajid Khan and Michael Bowie is entering into an Employment Agreement with the Company.

          D. Contemporaneously herewith, Seller, Purchaser and the Company have entered into an Interim Services Agreement (the "Interim Services
                                                      ----------------
     Agreement") to be effective on the Closing Date whereby Seller will provide certain services to the Company in order to facilitate the smooth transition of the transition of the ownership of the Company from Seller to Purchaser.

          NOW, THEREFORE, the parties intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

          "Accounts Receivable" shall have the meaning assigned to that term in
     Section 3.6 of this Agreement.

          "Affiliate" shall mean with respect to any Person, (i) each Person that controls, is controlled by or is under common control with any such Person or any Affiliate of such Person, (ii) each of such Person's officers, directors, joint venturers, members and partners and (iii) such Person's spouse, children, siblings and parents. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management of policies, whether through the ownership of voting interests, by contract or otherwise.

          "Agreement" shall mean this Stock Purchase Agreement, as amended or supplemented from time to time.

          "Balance Sheet" shall have the meaning assigned to that term in
     Section 3.4(a) of this Agreement.

          "Business" shall mean all business engaged in by the Company, including the business described in Recital A to this Agreement.

          "Claim" shall mean a claim pursuant to Article VII for which a party is entitled, or may become entitled, to indemnification under this Agreement.

          "Closing" shall mean the closing of the sale and purchase of the Shares and the other transactions contemplated by this Agreement.

          "Closing Date" shall have the meaning assigned to that term in Section
     8.1 of this Agreement.

          "Code" shall include both (i) the machine-readable computer programming code of the Software (or "object code") and (ii) Source Code.

          "Company" shall have the meaning assigned to that term in Recital A to this Agreement.

          "Company Real Property" shall mean the premises leased by the Company at One Executive Drive, Somerset, New Jersey 08873 and all other real property which has been owned, leased, occupied or under the control of the Company.

          "Competing Business" shall mean any business or activity in the United States (i) engaged in competition with the Company; (ii) of a similar type and character as the Business; or (iii) relating to the development or production of products or services competitive with those of the Business.

          "Confidential Information" shall include, without limitation by reason of specification, any information, including, without limitation, trade secrets or proprietary information, processes, patent applications, Source Code product development and product development techniques, price lists, pricing data, subscriber, advertiser, vendor and customer lists, pricing policies and marketing plans, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, research projects, policies and strategic plans, product information, manufacturing and advertising know-how, possible acquisition information, including business and personnel acquisition plans, and other business affairs of the Company or any Affiliate of the Company, which is or are designed to be used in the Business, or which, in the case of any of these entities, results from any of the research or development activities relating to the Business, and (i) is private or confidential in that it is not generally known or available to the public, or (ii) gives the Company an opportunity or the possibility of obtaining an advantage over competitors who may not know or use such information or who are not lawfully permitted to use the same.

          "Contracts" shall mean executory contracts related to the Business of the Company or an Affiliate of the Company, including without limitation, any supplier agreement, consulting agreement, customer agreement, software or hardware contract, systems agreement, service agreement, distribution agreement, outsourcing agreement, license agreement, security agreement, indemnity agreement, subordination agreement, mortgage, equipment lease or other lease or sublease (whether or not capitalized), conditional sale or title retention agreement, any purchase order and any contract with any health care provider, payor or supplier.

          "CPR" shall have the meaning assigned to that term in Section 10.2(b) of this Agreement.

          "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes of this Agreement, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

          "Development Documentation" shall mean Documentation used in conjunction with Source Code in the development or maintenance process, including design or development specifications, flow charts, error reports and related correspondence and memoranda.

          "Development Environment" shall mean any programming, Documentation, media, and other objects, including assemblers, compilers, workbenches, tools, logic manuals, flow charts, and principles of operation and higher-level or proprietary languages, used or anticipated to be used by a party for the development, maintenance, and implementation of the System, or to the extent such objects may be practically required by such party or its assigns for any subsequent maintenance or enhancement of the System; development of other programming in the course of the Business; or the comprehension by a skilled technician of the operation of such System in the context of the Business.

          "Disabling Procedures" shall have the meaning assigned to that term in
     Section 3.31 of this Agreement.

          "Documentation" shall mean written materials (and machine-readable text subject to human-readable display or printout) in the possession or control of Seller that relate to the System or elements of the System. For purposes of clarification, Documentation shall include Development Documentation and all materials regarding keys to encryption or cryptographic elements of Code in the possession or control of the Company or Seller.

          "Employee Benefit Plan(s)" shall have the meaning assigned to that term in Section 3.13(a) of this Agreement.

          "Employees or Beneficiaries" shall have the meaning assigned to that term in Section 3.13(a) of this Agreement.

          "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "Environment" shall mean soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          "Environmental Law" shall mean any Legal Requirement that requires or relates to the protection of natural resources, the Environment, the health and safety of the public, the regulation of Hazardous Substances, or pollution of any type whatsoever, including, but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq. ("CERCLA"), the Resource Conservation and Recovery
                     -------
     Act ("RCRA"), as amended, 42 U.S.C. (S)(S) 6910 et seq., the Hazardous
                                                     ------
     Materials Transportation Act, as amended, 49 U.S.C. (S)(S) 1801 et seq.,
                                                                     ------
     the Federal Mine Safety and Health Act of 1977, as amended, 30 U.S.C. (S) 801 et seq. and the regulations and guidelines promulgated under any such
         ------
     modifications, and any other state, federal, local or foreign law, regulation, rule, ordinance or order, currently in existence, which govern:

               (i) the existence, cleanup and/or remedy of contamination on property;

               (ii) the emission or discharge of Hazardous Substances into the Environment;

               (iii) the Release, use, generation, transport, treatment, storage, disposal, removal or recovery or management of Hazardous Substances, including building materials; or

               (iv) the level of Hazardous Substances in any workplace.

          "Equipment" shall have the meaning assigned to that term in Section
     3.5 of this Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(a) and (b) were prepared.

          "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "Governmental Body" shall mean any:

               (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

               (b) federal, state, local, municipal, foreign, or other government;

               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

               (d) multi-national organization or body; or

               (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Hardware" shall mean the hardware, including any operating systems software loaded thereon listed on Schedule 3.33.
                                       --------------

          "Hazardous Substances" shall mean (a) any toxic, hazardous or otherwise dangerous material, substance, waste or pollutant, including without limitation petroleum products, flammable substances, explosives, radioactive materials, asbestos, asbestos coating and asbestos containing materials, polychlorinated biphenyls, toxic wastes or substances or any other wastes, materials or pollutants defined or regulated by Environmental Laws; and (b) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any Governmental Body or which otherwise presents a risk to human health, safety or the environment, or could cause a diminution in value to any of the assets or operations of the Company.

          "Indemnified Party" shall have the meaning assigned to that term in
     Section 7.3 of this Agreement.

          "Indemnifying Party" shall have the meaning assigned to that term in
     Section 7.3 of this Agreement.

          "Intellectual Property" shall mean the interests of the Company in any of the following:

                (i) United States and foreign registered and unregistered copyrights in and to any works used, or intended by the Company to be used, in conjunction with the operation of the Business, including, without limitation (a) Registered Copyrights set forth in Schedule 3.10(a); (b) all
                                                       ----------------
     common law or other rights to register and obtain any renewal or extension of copyright; (c) all other interests accruing by reason of international copyright conventions, moral rights laws or otherwise; and (d) the right to sue for, settle, or release any past, present, or future infringement of any of the foregoing and to collect and retain all damages and profits therefor;

                (ii) United States and foreign registered patents, as such patents may now exist or hereinafter come into existence, and registrations, licenses, and applications therefor, relating to, used in, or intended to be used in conjunction with the operation of the Business, including: (a) without limitation of the foregoing, all right, title and benefit of the Company in and to the inventions, discoveries, improvements, processes and formulae, including generalized features of the sequence, structure and organization of the System, used in the Business or otherwise necessary for the ownership and use of the Software; and (b) the filed patent applications and issued patents listed in Schedule 3.10(a), or such
                                                      ----------------
     patents that may be granted therefor and thereon and all continuations-in-part, divisions, reissues and extensions thereof;

                (iii) United States and foreign registered and common law trademarks, service marks, trade names, and any corporate names used in, or intended to be used in conjunction with the operation of the Business, including without limitation: (a) the Registered and unregistered trademarks, service marks and trade names set forth in Schedule 3.10(a);
                                                            ----------------
     (b) all other trademark or service mark interests accruing therefor by reason of international trademark conventions, accompanied by the goodwill of all Business connected with the use of and symbolized by such marks or names; and (c) the right to sue for, settle, or release any past, present, or future infringement thereof or unfair competition involving any of the foregoing and retain all damages and profits therefor; and

                (iv) to the extent not otherwise provided in the interests set forth in (i), (ii) or (iii) above, (1) any hardware, software, idea, design, product drawings, concept, data, customer list(s), documentation, method, technique, process, skill, tool, library, adaptation, invention, discovery, or improvement, whether or not patentable, but including trade secrets, and know-how, that are used, or intended to be used, in conjunction with the operation of the Business or otherwise pertaining to the Business.

          "Interim Services Agreement" shall have the meaning assigned to that term in Recital D to this Agreement.

          "IRC" shall mean of the Internal Revenue Code of 1986, as amended.

          "IRS" shall have the meaning assigned to that term in Section 2.5 of this Agreement.

          "Knowledge" shall mean, with respect to any representation or warranty made in this Agreement, the knowledge of any party, after due inquiry, of the existence or absence of facts which would change such representation or warranty.

          "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty. The foregoing shall be deemed to include laws and regulations relating to the federal patent, copyright, and trademark laws, state trade secret and unfair competition laws.

          "Liability" shall have the meaning assigned to that term in Section
     2.2 of this Agreement.

          "Losses" shall have the meaning assigned to that term in Section 7.1 of this Agreement.

          "Material Adverse Effect" shall mean a material adverse change in the Business or the financial condition and results of operations, employee relations, customer relations or prospects of the Company.

          "Med-Link Litigation" shall mean the counterclaims and third-party claims brought by Anil Kapoor and Sita Kapoor in the action brought by the Company against former owners of the Company's predecessor known as Med-
                                                                         ---
     Link Technologies, Inc. v. Ashish Kapoor a/k/a Arthur Kapoor, Sita Kapoor,
     --------------------------------------------------------------------------
     Anil Kapoor, Infotech Global, Inc., Intrak Software Systems, Private
     --------------------------------------------------------------------
     Limited, and Med-Link Systems, Docket Number SOM-C-12016-99, presently
     -----------------------------
     pending in the Superior Court of New Jersey, Chancery Division, Equity Part, and any other related claim or litigation that may be brought against the Company, Purchaser or the Business by the former shareholders of the Company's predecessor and any related claims or actions.

          "Negotiation Period" shall have the meaning assigned to that term in
     Section 10.2(a) of this Agreement.

          "Notes Receivable" shall have the meaning assigned to that term in
     Section 3.6 of this Agreement.

          "Objection Period" shall have the meaning assigned to that term in
     Section 7.3 of this Agreement.

          "Order" shall have the meaning assigned to that term in Section 3.16(c) of this Agreement.

          "Organizational Documents" shall mean (a) the articles or certificates of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the operating agreement of a limited liability company; (e) any character or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

          "Outstanding Accounts Receivable" shall have the meaning assigned to that term in Section 2.4 of this Agreement.

          "Panel" shall have the meaning assigned to that term in Section 10.2(b) of this Agreement.

          "Payor Customers" shall have the meaning assigned to that term in
     Section 3.12 of this Agreement.

          "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "Proceeding" shall have the meaning assigned to that term in Section 3.16(a) of this Agreement.

          "Purchase Price" shall have the meaning assigned to that term in
     Section 2.3 of this Agreement.

          "Purchaser's Indemnified Persons" shall have the meaning assigned to that term in Section 7.1 of this Agreement.

          "Release" shall mean any spilling, leaking, pumping, pouring, emptying, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

          "Resolution Period" shall have the meaning assigned to that term in
     Section 7.4 of this Agreement.

          "Restricted Period" shall have the meaning assigned to that term in
     Section 5.8(a) of this Agreement.

          "Section 338(h)(10) Election" shall have the meaning assigned to that term in Section 2.5 of this Agreement.

          "Seller" shall have the meaning assigned to that term in the preamble of this Agreement.

          "Seller's Indemnified Persons" shall have the meaning assigned to that term in Section 7.2 of this Agreement.

          "Software" shall mean the software listed on Schedule 3.34.
                                                       -------------

          "Source Code" shall mean the human-readable (as opposed to machine-readable) form of the computer programming code for the Software, including source code listings as commented, including all necessary support or library routines, all of which shall be on media able to be read and processed on the System.

          "Stock" shall have the meaning assigned to that term in Recital A of this Agreement.

          "Subsidiary" shall mean with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          "System" shall mean the Hardware, Software and Documentation.

          "Tax" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related share or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

          "Third-Party Software" shall mean software or technology in which any person or entity claims any right, title, or interest superior to the Company, including any restrictions or obligations (including obligations to obtain consents or approvals, and restrictions that may be eliminated only by obtaining consents or approvals) applicable to the Software.

                                  ARTICLE II

                    PURCHASE AND SALE OF PURCHASED ASSETS;
                          LIABILITIES; PURCHASE PRICE

          2.1. Purchase and Sale. Seller hereby agrees to sell, convey, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, the Stock, upon the terms, conditions, representations, warranties, covenants and agreements set forth herein. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall transfer and deliver to Purchaser, against payment of the Purchase Price in accordance with Section 2.3, certificates representing the Stock, duly endorsed in blank by Seller or accompanied by stock powers duly executed in blank.

          2.2.  liabilities.    As used in this Agreement, the term "Liability"
                                                                     ---------
     shall mean and include any and all obligations for the payment of monetary amounts including, without limitation, indebtedness for borrowed money, trade accounts payable and other monetary obligations arising in the ordinary course of business. Seller shall assume and cause the payment of all Liabilities of the Company that are outstanding on the Closing Date. Seller shall provide Purchaser such evidences of payment, from and after the Closing Date, as Purchaser shall reasonably request. The Company shall remain responsible for all of its Liabilities arising on and after the Closing Date.

          2.3.  Purchase Price.  The purchase price (the "Purchase Price") for
                                                          --------------
     the Stock shall be Fourteen Million Dollars ($14,000,000). The Purchase Price and all other amounts payable under or in connection with this Agreement shall be paid in United States dollars as follows: At the Closing, Purchaser shall pay to Seller, by wire transfer or certified check of immediately available funds, the amount of the Purchase Price to an account specified by Seller.

          2.4. Guarantee of Accounts Receivable. Seller guarantees payment of any Account Receivable outstanding as of the Closing Date that remains outstanding for more than one hundred eighty (180) days after the Closing Date (the aggregate amount of which, net of reserves not in excess of $28,079.52, are hereinafter, the "Outstanding Accounts Receivable");
                                       -------------------------------
     provided, however, that any Outstanding Accounts Receivable that is not paid, due to the action or inaction of the Company or Purchaser following the Closing Date outside of the ordinary course of business, shall not be so guaranteed. Seller shall remit to the Company the aggregate amount of any Outstanding Accounts Receivable within thirty (30) days of receipt of the written notice of Purchaser indicating the aggregate amount of Outstanding Accounts Receivable; provided, however, Seller shall not have the obligation to remit any amount to the Company unless the aggregate of Outstanding Accounts Receivable exceeds $25,000, in which event Seller shall be liable for all Outstanding Accounts Receivable. If following payment by Seller, the Company collects sums on the Outstanding Accounts Receivable, the amounts collected, to a maximum of the payment made by Seller to the Company, shall be returned to Seller.

          2.5. Section 338(h)(10) Election. Seller will join with Purchaser in making an election under Section 338(h)(10) of the IRC (and any corresponding elections under state or local tax law) (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the
      ---------------------------
     Stock by preparing and filing Internal Revenue Service Form 8023 (and any similar state or local forms), which shall be executed no later than ninety
     (90) days after Closing. Purchaser shall retain custody of such executed forms and timely file them with the appropriate taxing authorities and provide a copy of such forms to Seller. Seller will include a copy of such form with its federal income tax return as required by law. If any changes are required in any of these forms subsequent to the execution of such forms, the parties will promptly agree on such changes and file the requisite changes with the Internal Revenue Service ("IRS"). Seller will
                                                           ---
     pay any Tax attributable to Seller for the making of the Section 338(h)(10) Election.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser as follows:

          3.1.  Organization; Good Standing; Qualification; Subsidiaries

               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Business as it is now being conducted and to own or use the its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, all of which are set forth in Schedule 3.1(a).
                                                       ---------------

               (b) The Company has no Subsidiaries.

               (c) Seller has delivered to Purchaser copies of the Company's Organizational Documents, as currently in effect.

          3.2.  Authority; No Conflict

               (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its respective obligations under this Agreement.

               (b) Except as set forth in Schedule 3.2, neither the execution
                                          ------------
     and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly:

                       (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or Seller, or (B) any resolution adopted by the board of directors or the stockholders of the Company or Seller;

                       (ii) give any Governmental Body or other Person grounds to challenge the transactions contemplated hereby;

                       (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the grounds to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or Seller;

                       (iv) cause Purchaser to become subject to, or to become liable for the payment of, any Tax;

                       (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Contracts; or

                       (vi) result in the imposition or creation of any Encumbrance upon or with respect to the Stock.

               (c) Except as set forth in Schedule 3.2, each of the Company and
                                          ------------
     Seller is not required to give any notice to or obtain any consent from any Person in connection with the execution and deliver of this Agreement or the consummation of the transactions contemplated hereby.

          3.3. Capitalization; Corporate Records.

               (a) The authorized capital stock of the Company consists solely of 1,000 shares of common stock, all of which are issued and currently outstanding and constitute the Stock. The Company has no treasury stock. All of the Stock is fully paid and nonassessable.

               (b) Seller is and will be on the Closing Date the record and beneficial owner and holder of the Stock, in the amount set forth on
     Schedule 3.3(b), free and clear of all Encumbrances of every nature.  The
     ---------------
     Stock is not subject to any restrictions with respect to transferability. None of the Stock has been issued in violation of any preemptive rights. Seller has full power and authority to assign and transfer the Stock to Purchaser in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Body (other than the consents set forth in Schedule 3.2), and the delivery of the Stock
                           ------------
     to Purchaser pursuant to this Agreement will transfer valid title thereto, free of all Encumbrances of any kind.

               (c) Except as contemplated by this Agreement, there are no outstanding options, contracts, calls, commitments, demands, voting agreements or other any other agreements of any character relating to capital stock of the Company generally, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of the Company, and there are no commitments to issue and such securities or instruments.

               (d) Corporate Records. The minute books, stock certificate books and stock transfer ledgers of the Company are in Seller's possession, are complete and accurate in all material respects and reflect all those transactions and corporate acts which properly should be set forth therein, including but not limited to records of all formal meetings of, and corporate action taken by, the stockholders and directors of the Company. No meetings of such stockholders and directors have been held for which minutes have not been prepared and are not contained in such minute books.

          3.4. Financial Statements. The Company has delivered to Purchaser the following financial statements, including in each case, as applicable, the notes thereto:

               (a) the audited balance sheet of the Company as at each of December 31, 1996, December 31, 1997 and December 31, 1998, the related audited statements of operations, shareholders' equity and cash flows for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, together with the reports thereon of Arthur Andersen LLP (and predecessors, as applicable), certified public accountants (the balance sheet contained as at December 31, 1998 is hereinafter referred to as the "Balance Sheet"); and
     --------------

               (b) the unaudited balance sheet of the Company as at March 31, 1998 and March 31, 1999, and the related unaudited statements of operations, shareholders' equity and cash flows for the periods then ended.

     Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments.

          3.5.  Title to Properties; Encumbrances.

               Schedule 3.5 contains a complete and accurate list of all real
               ------------
     property, leaseholds, or other interests therein owned by the Company.

     Schedule 3.5 also contains a complete and accurate list of all of the
     ------------
     Company's machinery and equipment, business
     machines, vehicles, furniture and fixtures employed in the conduct of the Business other than the Software and the Hardware (the "Equipment"). The
                         -----------------------------       ---------
     Equipment consists of items of a quality and quantity usable by the Company in the ordinary course of business. The Company owns all of the properties and assets reflected in the Balance Sheet (except for property and assets sold since the date of the Balance Sheet in the ordinary course of business). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances, except as disclosed in
     Schedule 3.5. The Company holds valid and binding lease agreements for all
     ------------
     personal property which is used in and material to the Business and which is not owned by the Company.

          3.6.  Accounts Receivable.  Schedule 3.6 contains a complete and
                                      ------------
     accurate list of accounts receivable ("Accounts Receivable") and notes
                                            -------------------
     receivable ("Notes Receivable") of the Company as of April 30, 1999, sets
                  ----------------
     forth the aging of the Accounts Receivable and, with respect to each Note Receivable, the maturity date thereof, the outstanding principal amount and the accrued and unpaid interest. All Accounts Receivable and Notes Receivable that are reflected on Schedule 3.6 represent or will represent
                                      ------------
     valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, and except as disclosed in Schedule 3.6, the Accounts
                                              ------------
     Receivable and Notes Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

          3.7.  No Undisclosed Liabilities.    Except as set forth in Schedule
                                                                      --------
     3.7, the Company has no material liabilities or obligations of any nature
     ---
     (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

          3.8. Taxes. The Company has filed or caused to be filed all federal, state and local Tax returns and reports that are or were required to be filed by or with respect to the Company, pursuant to applicable Legal Requirements. All such returns were correct and complete in all respects.

     Schedule 3.8 contains a complete and accurate list of, all such Tax returns
     ------------
     relating to income or franchise taxes filed since December 31, 1995. The Company has paid, or has provided for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Schedule 3.8 and are being contested in good faith
                           ------------
     and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as set forth in Schedule 3.8,
                                                                 ------------
     no audit of any tax return of the Company is in progress or, to the Knowledge of Seller, threatened, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Tax. To Seller's Knowledge, no claim has ever been made by any Government Body in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          The Company has withheld and paid or collected and remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, supplier, vendor, creditor, stockholder or other third party. There is no dispute or claim concerning any Tax liability of the Company (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller or the directors and officers of the Company has Knowledge. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          3.9. No Material Adverse Effect. Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

          3.10.  Title to Intellectual Property.


               (a) Ownership.  Schedule 3.10(a) sets forth all registered
                               ----------------
     trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications, issued patents and all other Intellectual Property. Except as set forth on Schedule 3.10(a), the
                                                    ----------------
     Company is the sole and exclusive owner of, the entire right, title, and interest in and to the Intellectual Property, free and clear of any Encumbrances of any nature whatsoever.


               (b) Trade Secret Protection. The Source Code relating to the Software (other than Third-Party Software) and other Confidential Information (1) has at all times been maintained in confidence and (2) has been disclosed by the Company only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company.

               (c) Personnel Agreements. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the System (other than Third-Party Software) and other Confidential Information, including the Documentation and Intellectual Property, on behalf of the Company either
     (1) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

               (d) No Infringement; Absence of Claims. The System and all components thereof, do not infringe upon the intellectual property rights, including without limitation the patent, copyright, trademark or trade secret rights, of any third parties, nor will the use of the System by the Company or Seller in the conduct of the Business subject any third party to such an infringement. Seller further warrants and represents that no claims have been asserted by any Person or entity to the use of the System, and neither Seller nor the Company knows of any valid basis for any such claim.

          3.11. Accounts Payable; Bank Accounts.

                (a) Accounts Payable. Except as set forth in Schedule 3.11(a),
                                                             ----------------
     there are no accounts payable of the Company in excess of $10,000 as at April 30, 1999 which have been past due and payable in accordance with their terms for more than sixty (60) days.

                (b) Bank Accounts. Schedule 3.11(b) contains an accurate and
                                   ----------------
     complete list showing the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

          3.12. Customers. Schedule 3.12 lists the names and addresses of the
                           -------------
     health care payor customers of the Company (the "Payor Customers"). The
                                                      ---------------
     relationships of the Company with the Payor Customers and its health care providers, provider groups and suppliers are reasonably good commercial or other working relationships. Except as set forth in Schedule 3.12, no Payor
                                                         -------------
     Customers who individually on a monthly basis, accounted for more than (i) $15,000 of the Company's revenue, or (ii) 5% of the Company's revenue during the year ended December 31, 1998 or three months ended March 31, 1999 has canceled or otherwise modified, or threatened in writing or otherwise to cancel or modify, its relationship with the Company. The Company has not received any notices that any material Payor Customer will cease to use the Company's services or substantially reduce the services it purchases from the Company.

          3.13. Employee Benefit Plans.

                (a)  Schedule 3.13 sets forth a true and complete list of all
                     -------------
     written and oral pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance and other material employee benefit plans, programs, commitments or funding arrangements maintained by the Company or any Affiliate of the Company, to which the Company or any Affiliate of the Company is a party and has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of thirty
     (30) days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of the Company, or their beneficiaries

     (collectively, the "Employees or Beneficiaries") (hereinafter individually
                         --------------------------
     referred to as "Employee Benefit Plan" and collectively referred to as
                     ---------------------
     "Employee Benefit Plans"). The Company has delivered or made available to
      ----------------------
     Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying the terms of the Employee Benefit Plans.

                (b) Except for the Employee Benefit Plans identified in Schedule
                                                                        --------
     3.13, there is no "employee pension benefit plan", "employee welfare
     ----
     benefit plan" or "employee benefit plan" within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA. No Employee Benefit Plan to which the Company, any Affiliate of the Company or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the IRC. For purposes of this Section 3.13, the term "ERISA Affiliate" shall mean a trade or business (whether or not incorporated) which is under common control with the Company or any Affiliate of the Company within the meaning of Sections 414(b) and 414(c) of the IRC or the regulations promulgated thereunder.

                (c) Neither the Company nor any Affiliate of the Company maintains or has maintained a plan on behalf of the Employees or Beneficiaries that meets the safe harbor requirements of Section 414(n)(5) of the IRC and neither the Company nor any Affiliate of the Company has made any representations (including oral representations) with respect to the existence of such a plan on behalf of the Employees or Beneficiaries to any customers, clients, employees or any other person. Neither the Company nor any Affiliate of the Company maintains or has maintained any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the IRC.

                (d) Except as set forth in Schedule 3.13, each Employee Benefit
                                           -------------
     Plan described therein is in full force and effect in accordance with its terms and there are no material actions, suits or claims pending (other than routine claims for benefits), or, to Seller's Knowledge, threatened, against any Employee Benefit Plan or any fiduciary thereof and the Company or its Affiliate has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any Employee Benefit Plan, in any material respect, and the Company or its Affiliate is in compliance in all material respects with the requirements prescribed by all statutes, laws, ordinances, orders or governmental rules or regulations applicable to the Employee Benefit Plans, including, without limitation, ERISA and the IRC. With respect to each Employee Benefit Plan, the Company has delivered or made available to Purchaser true and complete copies of the following documents where applicable: (i) the most recent annual report (Form 5500 series) and accompanying schedules filed with the IRS, any financial statement and opinion required by Section 103(a)(3) of ERISA; (ii) the most recent determination letter issued by the IRS and any outstanding request for a determination letter; (iii) the most recent summary plan description and all modifications; and (iv) the text of each Employee Benefit Plan and of any trust, insurance or annuity contract maintained in connection therewith. Neither the Company, any of its Affiliates nor any other "party-in-interest", as defined in Section 3(14) of ERISA, has engaged in any

     "prohibited transaction," as defined in Section 406 of ERISA, which could subject any Employee Benefit Plan, the Company or Purchaser or any officer, director, partner or employee of the Company or Purchaser or any fiduciary of any Employee Benefit Plan to a material penalty or excise tax imposed under Section 502(i) of ERISA and Section 4975 of the IRC.

                (e) Except as set forth in Schedule 3.13, neither the Company
                                           -------------
     nor any of its Affiliates is a party to any agreement to provide or does it have an obligation to provide (except pursuant to Section 162(k) of the IRC with respect to tax years beginning before January 1, 1989 and Section 4980B of the IRC thereafter), any employee of the Company, or such individual's spouse or dependent, with any benefit following his or her retirement or termination of employment, nor his or her spouse, any dependent or any beneficiary subsequent to his or her death, with retirement, medical or life insurance or any benefit under any employee pension benefit plan and any employee welfare benefit plan. The Company and any Affiliate of the Company has complied with all its obligations under
     Section 162(k) and Section 4980B of the IRC.

        3.14.  Insurance.

                (a) Schedule 3.14 lists all material policies or binders of
                    -------------
     fire, liability (including product liability), worker's compensation, vehicular, casualty, title or other insurance held by or on behalf of the Company (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder and describing each pending claim thereunder other than routine claims for coverage under a group medical plan insurance policy).

                (b) All policies described in Schedule 3.14 (i) are sufficient
                                              -------------
     for compliance with all Legal Requirements and of all applicable agreements to which the Company is a party or by which the Company is bound, (ii) are valid, outstanding and enforceable policies and (ii) provide adequate insurance coverage for the assets and operations of the Company for all material risks normally insured against by a Person carrying on the same business as the Company. The Company is not in default with respect to any provision contained in any policy described in Schedule 3.14 and has not
                                                    -------------
     failed to give any material notice or present any material claim under any such policy in a due and timely fashion. Except for claims set forth in
     Schedule 3.14 and routine medical claims, there are no outstanding unpaid
     -------------
     claims under any such policy.

                (c) The Company has not received a notice of cancellation or non-renewal of any such policy or binder and, there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance. Schedule 3.14 contains a brief
                                                  -------------
     description of the Company's general liability loss history under the policies of insurance therein listed.

        3.15.  Compliance with Legal Requirements; Governmental Authorizations.

                (a) Except as set forth in Schedule 3.15:
                                           -------------

                        (i) The Company is, and at all times since December 31, 1998, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business;

                        (ii) The Company has filed all reports, statements, documents, registrations, filings or submissions required to be filed, in connection with the operation of the Business, by the Company with any Governmental Body. All such filings complied with applicable Legal Requirements when filed and no deficiencies have been asserted by any such Governmental Body with respect to such filings and submissions;

                        (iii) no event has occurred that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                        (iv) The Company has not received, at any time since December 31, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                (b)  Schedule 3.15 contains a complete and accurate list of
                     -------------
     each Governmental Authorization that is held by the Company, that otherwise relates to the Business, or that is necessary for the Company to lawfully conduct the Business. Each Governmental Authorization listed in Schedule
                                                                     --------
     3.15 is valid and in full force and effect. Except as set forth in Schedule
     ----                                                               --------
     3.15:
     ----

                        (i) the Company is, and at all times since December 31, 1998 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified in Schedule 3.15;
                                                   -------------

                        (ii) no event has occurred that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Schedule 3.15, or (B) result directly
                                          -------------
     or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authority listed or required to be listed in Schedule 3.15;
                                 -------------

                        (iii) the Company has not received, at any time since December 31, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                        (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.15 have been duly filed on a timely basis with the
               -------------
     appropriate Governmental Bodies, and all other filings required to have been made with respect to each Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                (c) Schedule 3.15(c) lists all instruments of conveyance,
                    ----------------
     transfer, or assignment filed, recorded or otherwise required with respect to the Intellectual Property.

        3.16.  Legal Proceedings; Orders

                (a) Except as set forth in Schedule 3.16, there is no pending
                                           -------------
     litigation or judicial, administration or arbitration proceeding or investigation (each a "Proceeding"):
                            ----------

                        (i) that has been commenced by or against the Company or that otherwise relates to or may affect the Business, or the Stock; or

                        (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement.

                (b) To the Knowledge of Seller, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Purchaser copies of all pleadings, correspondence, and other material documents relating to each Proceeding listed in Schedule 3.16. The Proceedings listed in Schedule 3.16 will not
               -------------                            -------------
     have a Material Adverse Effect.

                (c) (i) There is no decision, injunction, judgment, order, or ruling by any Court, administrative agency, other Governmental Body or by any arbitrator (each, an "Order") to which the Company is subject.
                                  -----

                        (ii) No officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

        3.17. Absence of Certain Changes and Events. Except as set forth in
     Schedule 3.17, since December 31, 1998, the Company has conducted the
     -------------
     Business only in the ordinary course of business consistent with past practice and there has not been any:

                (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                (b) amendment to the Organizational Documents of the Company;

                (c) any extraordinary payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar contract with any director, officer or employee;

                (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                (e) damage to or destruction or loss of any asset or property of the Company (including the System), whether or not covered by insurance, having a Material Adverse Effect;

                (f) entry into, amendment to, termination of or modification of, or receipt of notice of termination of or modification of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

                (g) sale, lease or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any lien or other Encumbrance on the Stock except in the ordinary course of business;

                (h) amendment, termination, compromise, cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000 or waiver of any other rights of substantial value to the Company;

                (i) material change in the accounting methods or practices used by the Company other than such changes required by GAAP;

                (j) discharge or release of any Encumbrance, except in the ordinary course of the Business consistent with past practice; or payment or discharge of any Liability, other than current liabilities reflected on the Balance Sheet and current liabilities incurred in the ordinary course of the Business consistent with past practice;

                (k) write down or write up (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any Accounts Receivable or Notes Receivable other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

                (l) capital expenditure or commitment for any capital expenditure in excess of $5,000 individually or $25,000 in the aggregate;

                (m) express or deemed election or settled or compromised any liability, with respect to Taxes of the Company;

                (n) incurrence of any indebtedness in excess of $5,000 individually or $25,000 in the aggregate;

                (o) loan to, guarantee of any indebtedness or other incurrence of any indebtedness on behalf of any Person;

                (p) failure to pay when due any indebtedness or other amounts owed to creditors in excess of $5,000 individually or $25,000 in the aggregate;

                (q) entering into of any agreement, arrangement or transaction with any of the Company's directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

                (r) disclosure of any Confidential Information or grant of, lapsing of, or abandonment of any Intellectual Property (or any right associated with any registration, grant or any application relating thereto);

                (s) lapse, termination, or failure to renew any consent, permit or insurance policy held by the Company; or

                (t) agreement, whether oral or written, by the Company to do any of the foregoing.

        3.18.  Contracts; No Defaults.

                (a) Schedule 3.18(a) contains a complete and accurate list, and
                    ----------------
     the Company has delivered to Purchaser true and complete copies (if in writing), of each Contract, which are all of the Company's contracts.

                (b) Except as set forth in Schedule 3.18(b), each Contract
                                           ----------------
     identified in Schedule 3.18(a) is in full force and effect and is valid and
                   ----------------
     enforceable in accordance with its terms.

                (c) Except as set forth in Schedule 3.18(c), no event has
                                           ----------------
     occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract identified in Schedule
                                                                   --------
     3.18(a).
     -------


        3.19.  Environmental Matters.

                (a) The Company's Standard Industrial Classification (SIC) Number as designated in the Standard Industrial Classification Manual is 7374. Accordingly, the transactions contemplated by this Agreement will not be subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. (S)
                                                                -------
     13:1K-8 et seq.
             ------

                (b) There have not been any activities, events or conditions in, on or under any Company Real Property at any time such Company Real Property was owned, leased, occupied or controlled by the Company, involving the presence, handling, use, generation, treatment, storage, or disposal of any Hazardous Substances in violation of, or subject to any unsatisfied material liability under, applicable Environmental Laws.

                (c) The Company has been at all times and is now in compliance with all, and the Company has not received notice that it is otherwise subject to any unsatisfied liability under any, Environmental Laws; there is no pending or threatened litigation, investigation or enforcement action, administrative order or notice of violation brought under any Environmental Law concerning any of the Company's operations or the Company Real Property; and the Company has not received any unsatisfied request for information, notice of claim, demand or other notification or allegation that it is or may be potentially responsible for any threatened or actual Release of Hazardous Substances.

        3.20.   Employees.

                (a) Schedule 3.20(a) contains a complete and accurate list of
                    ----------------
     the following information for each employee or director of the Company: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan.

                (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely effects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct the Business. Except as set forth in Schedule 3.20(b), no director, officer, or other key
                            ----------------
     employee of the Company has advised the Company of an intention to terminate his employment with the Company.

        3.21. Labor Relations; Compliance. The Company has not been or is not a party to any collective bargaining or other labor contract. Since December 31, 1998, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company relating to the alleged violation of any requirement of law pertaining to labor relations or employment matters, including any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organization activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all requirements of law relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any for the foregoing requirements of law.

        3.22. Certain Payments. Neither the Company nor any director, officer, agent, or employee of the Company or to Seller's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence, payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any requirement of law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

        3.23. Disclosure. No representation, warranty or statement of the Company in this Agreement or the Schedules hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Except as expressly set forth in this Agreement and the Schedules hereto,

     Seller does not have any Knowledge of any facts that will or may reasonably be expected to have a Material Adverse Effect.

        3.24. Relationships with Related Persons. Except as set forth in
     Schedule 3.24, no Affiliate of the Company or Affiliate of Seller has, or
     -------------
     since December 31, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. No Affiliate of the Company or Affiliate of Seller is, or since December 31, 1998 has owned (of record or as a beneficial owner) an equity interest or any other financial or other profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in a Competing Business except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule
                                                                        --------
     3.24, no Affiliate of the Company or Affiliate of Seller is a party to any
     ----
     contract with, or has any claim or right against, the Company.

        3.25. Brokers or Finders. None of the Company or Seller nor their respective Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Seller will indemnify and hold Purchaser and the Company harmless from any such payment alleged to be due by or through the Company or Purchaser as a result of the action of Seller or its officers or agents.

        3.26. Year 2000 Compliance. Seller has (i) caused the Company to conduct a comprehensive review and assessment of all areas of the Company's business that could be adversely affected by the "year 2000 problem" (that is, the risk that computer applications may not be able to perform properly date-sensitive functions after December 31, 1999), (ii) developed a detailed plan and timeline, each as set forth on Schedule 3.26, for
                                                      -------------
     addressing the year 2000 problem on a timely basis and (iii) to date, implemented that plan in accordance with that timetable. Seller reasonably anticipates that the computer applications that are material to the Company's business will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (i.e., be "year 2000 compliant") provided that the Company continues to follow the plan and completes any remaining work required by the plan.

        3.27. Adequacy of Documentation. The Documentation including system documentation, statements of principles of operation, and schematics for the System, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer, and as of the Closing Date, is complete, accurate and correct, comports with generally accepted industry standards in describing the proper procedures for installing and operating the

     System, and shall provide sufficient information to enable Company personnel to install and operate the System.

        3.28. Third-Party Software. The Company has validly and effectively obtained the right and license to use, copy, modify, and distribute all Documentation and Software (including, without limitation Third-Party Software) contained in the System. Except as set forth on Schedule 3.28,
                                                               -------------
     all Software and Documentation contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. Except as set forth on Schedule 3.28, such
                                                            -------------
     Software and Documentation does not contain Derivative Works of any programming or materials not owned in their entirety by the Company and included in the Software.

        3.29. Third-Party Interests in Software. Except as identified on
     Schedule 3.29, the Company has not granted, transferred, or assigned any
     -------------
     right or interest in the System, including the Intellectual Property and Derivative Works of such System, to any Person. Except as identified on
     Schedule 3.29, all licenses by the Company of any right or interest in the
     -------------
     Software constitute agreements with health care providers, each of which grants the licensee thereunder solely the nonexclusive right and license to use an identified program and related user documentation, for internal purposes only. Except as identified on Schedule 3.29, the Company will have
                                            -------------
     the benefits of each contract with regard to any Third-Party Software, without the requirement of obtaining any consent or approval, giving any prior or subsequent notice, paying any further royalty or fee to any party thereto or to any other third party, or performing any duty that has not already been fully performed by the Company.

        3.30.  General System Warranties.

                (a) Total Capacity. The System, as configured as of the date of this Agreement, has the capacity to process fully and accurately up to 100,000 claims per day.

                (b) Memory Storage. The System, as configured as of the date of this Agreement, has the capacity to store within memory fully and accurately simultaneously, all of the data relating to up to six months of transaction history.

                (c) Batch Communications Time. The System, as configured as of the date of this Agreement, has the capacity to process accurately (including without limitation, accepting claims, information and data from health care providers and identifying, editing and otherwise processing information, in each case in a manner consistent with industry practice) and transmit claim information to health care payors within twenty-four
     (24) hours from receipt of such data from physicians.

        3.31. Non-Interfering Disabling Procedures. The Company has (i) run and will continue to run to the Closing Date the latest version of widely-recognized commercially available virus-checking software on the System, including without limitation all workstations thereof, and to the best of the Company's Knowledge, after diligent inquiry and investigation, the System does not contain, any virus or similar device that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming the System or the Company's hardware, data, or computer programs or codes, or that is capable of providing access or produce modifications not authorized by the Company (collectively, "Disabling Procedures"); and (ii) performed an independent
                     --------------------
     and thorough review and inspected all source code of all program modules or other components of the System, and such inspection has not revealed any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, software lock, drop-dead device, or trap door that is capable of Disabling Procedures.

        3.32. System Reliability. The System's on-line processing has been and shall be to the Closing Date available twenty-four (24) hours per day regardless of the performance of any backups, and all database backups will be capable of being initiated by a person but completed on an automatic basis without degradation of any of the warranties contained herein. Except for regularly quarterly scheduled maintenance for the purpose of reorganizing database files (such maintenance not to exceed 48 hours and performed on Saturdays and Sundays), the System has been and shall be to the Closing Date fully operational twenty-four (24) hours a day, seven days a week.

          3.33. Hardware. The Hardware constitutes all of the hardware that is used, or intended to be used, in conjunction with the operation of the Business by the Company.

          3.34. Software. The Software, including without limitation, (a) the Third-Party Software, software development kits ("SDKs"), and file definitions for health care payors and health care providers; (b) software updates, software upgrades, additions, error corrections, modifications, enhancements, customizations and conversions made to the materials included in (a) above (collectively, "Software Upgrades"); and (c) the Code and the Development Environment, constitutes all of the software that is used, or intended to be used, in conjunction with the operation of the Business by the Company.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power an authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

        4.2.  Authority; No Conflict.

                (a) This Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms. Purchaser has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

                (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly:

                        (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Purchaser, or (B) any resolution adopted by the board of directors or the stockholders of Purchaser;

                        (ii) give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement; or

                        (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract or agreement to which Purchaser is a party.

        4.3. Legal Proceedings. There is no Proceeding that has been commenced by or against Purchaser or that otherwise relates to or may affect the business of Purchaser or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

        4.4. Brokers or Finders. Neither Purchaser nor any Affiliate of Purchaser has incurred an obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Purchaser will indemnify and hold the Company and Seller harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.

                                   ARTICLE V

                              COVENANTS OF PARTIES

        Seller agrees to the covenants contained in Sections 5.1 through 5.10. Purchaser agrees to the covenants contained in Section 5.11.

        5.1.  Access to Information and Records.

                (a) During the period from the date hereof to the Closing Date, Seller shall cause the Company, and Seller shall give Purchaser, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all of the Company's properties, books, records, contracts and other documents and, with the prior consent of the Company (which shall not be unreasonably withheld), to the salaried personnel of the Company; and Seller shall furnish or cause to be furnished to Purchaser and its representatives all information with respect to the Company as Purchaser may reasonably request.

                (b) Any investigation conducted by Purchaser pursuant to this
     Section 5.1 shall be so conducted as not to interfere unreasonably with the Business and the relationships of the Company with its employees, customers and suppliers. No such investigation by Purchaser shall affect or be deemed to modify any representation or warranty made by Seller.

        5.2. Conduct of Business Pending Closing. Seller agrees that from the date hereof to the Closing Date (through and including the Closing Date with respect to Section 5.2(g) below), except as otherwise approved in writing by Purchaser:

                (a) Maintain Business and Organization. The Company will carry on the Business in the ordinary course consistent with past practice and, to the extent consistent therewith, will use its best efforts to maintain and preserve its business organization intact and to maintain its current relationships with distributors and other customers, suppliers, employees and others having business relationships with the Company.

                (b) Compensation. The Company will not enter into any employment or severance agreement with any director, officer or other employee of the Company; will not establish, adopt, enter into, or make any new grants or awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except to comply with ERISA and the IRC; and will not give any increases in the rates of salary or other compensation payable to employees.

                (c) No Material Contracts. No contract or commitment will be entered into, and no purchase of supplies and no sale of assets of the Company will be made, by or on behalf of the Company, except contracts, commitments, purchases or sales in the ordinary course of business consistent with past practice which are not material to the Company.

                (d) Capital Expenditures. The Company will not make any capital expenditures or commitments therefor, for additions to property, plant or Equipment, or agree to make any such expenditures or commitments, except pursuant to existing expenditure or commitment programs in a manner consistent with the performance of such programs to date.

                (e) No Corporate Changes. The Company will not amend its Organizational Documents or make any changes in its authorized or issued capital stock.

                (f) Indebtedness. The Company will not create any indebtedness, other than short-term indebtedness incurred in the ordinary course of business consistent with past practices pursuant to existing contracts disclosed in Schedule 3.18. There will be no indebtedness of the Company to
                  -------------
     Seller or any other Affiliate on the Closing Date.

                (g) Maintenance of Insurance. The Company will use its best efforts, consistent with past practice and prudent business judgment, to maintain all of the insurance held by the Company in effect as of the date hereof.

                (h) Maintenance of Property. The Company will use, operate, maintain and repair all property of the Company in a normal business manner consistent with past practice.

                (i) Continued Administration. The Company will administer all Employee Benefit Plans listed in Schedule 3.13 in accordance with the
                                      -------------
     provisions of the IRC and ERISA until they are terminated in accordance therewith.

                (j) Loans and Advances. The Company will not make any loan or advance to any Person, including, without limitation, any officer, director or employee of the Company.

                (k) No Negotiations. Neither Seller nor any of its respective Affiliates, officers, directors, representatives or agents will directly or indirectly (through a representative or otherwise) (A) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person
     (x) relating to any acquisition or purchase of all or any portion of the Stock; (y) to enter into any business combination with the Company; or (z) to enter into any other extraordinary business transaction involving or otherwise relating to the Company; or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to the foregoing. Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contract with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contract. Seller agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement relating to the Business to which the Company or Seller is a party.

                (l) Advertising. The Company will continue its advertising and promotional activities and pricing and purchasing policies in accordance with past practice.

                (m) Receivables. The Company will not shorten or lengthen the customary payment cycles for its payables or receivables except as required in the ordinary course of business.

                (n) Representation or Warranty. The Company will not engage in any practice, take any action, fail to take any action or enter into any transaction that could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made in this Agreement.

        5.3. Consents. Seller will use its best efforts prior to the Closing Date to obtain all consents identified in Schedule 3.2 and make all filings
                                               ------------
     required by Legal Requirements, necessary for the consummation of the transactions contemplated hereby.

        5.4. Schedules. Seller shall have a continuing obligation to promptly notify Purchaser in writing with respect to any material matter arising or discovered after the date of execution of this Agreement, which matter, if existing or known at the date hereof, would have been required to be set forth or described in any Schedule.

        5.5. Confidentiality. The Confidentiality Agreement dated March 17, 1999 among Associates First Capital Corporation, a Delaware corporation, and Synetic, Inc., a Delaware corporation, shall remain in full force and effect.

        5.6. Additional Disclosure. From the date of this Agreement to and including the Closing Date, Seller shall, promptly after the occurrence thereof is known to the Company, advise Purchaser of each event subsequent to the date hereof that causes (i) any covenant of Seller to be breached;
     (ii) any representation or warranty of Seller contained herein to no longer be true, correct or complete; or (iii) any material development with regard to the Stock, the Business, the financial condition and results of operations, employee relations, customer relations or prospects of the Company.

        5.7.  Intentionally deleted.

        5.8.  Seller's Obligations After the Closing.

                (a) Acknowledgment. Seller acknowledges that the covenants in this Section 5.8 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Purchaser would not have entered into this Agreement. Seller further acknowledges that this
     Section 5.8 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.8 are reasonable and proper.

                (b) Seller agrees that in partial consideration of the Purchase Price and following the Closing Date:

                It will take all reasonable steps to protect the goodwill, business reputation, employee relations, customer relations and prospects of the Company. In furtherance but not in limitation of this general obligation, Seller agrees that:

                        (i) for the period of five (5) years following the Closing Date (the "Restricted Period"), it will not (x) engage in, or become involved in or in any way associated with any Competing Business and
     (y) without the prior written consent of Purchaser, own an interest in, manage, operate, join, control or participate in or be connected with, as a partner, shareholder, consultant or otherwise, any Person in a Competing Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. This Section 5.8(b)(i) shall not restrict Seller from acquiring any Person that is not primarily engaged in the Business. It is the specific intention of the parties, any general considerations of public policy to the contrary notwithstanding, that the provisions of this Section 5.8(b)(i) shall be enforced as written to the fullest extent possible. If, however, this covenant is held by any court of competent jurisdiction to be unenforceable because of the duration of such covenant or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration or geographic area of such covenant and, in its reduced form, such covenant shall be enforceable.

                        (ii) during the Restricted Period and thereafter, it will not disclose to any Person, or use for its own benefit, any Confidential Information.

                        (iii) during the Restricted Period, it will not interfere with or attempt to interfere with any officers, employees, representatives or agents of Purchaser or the Business, induce or attempt to induce any of them to leave the employ of Purchaser or the Business or violate the terms of their contracts or any employment arrangements with Purchaser or the Business.

                        (iv) during the Restricted Period, it will not (A) take away, interfere, or attempt to interfere with any custom, trade, business or patronage of Purchaser or the Business, or (B) for the purpose of conducting or engaging in any business that develops or provides services of the kind or nature developed or provided by the Business or the Company as of the Closing Date, call upon, advise, solicit or offer to provide services to any of the customers of the Business with whom the Company or any Affiliate of the Company has had any dealings prior to the Closing Date.

        5.9. Med-Link Litigation. Seller shall retain full and complete responsibility for the Med-Link Litigation, including, without limitation, the obligation to pay the fees and expenses of counsel for itself, the Company, counsel for Purchaser (if Purchaser shall become a party to the Med-Link Litigation or threatened to be a party to the Med-Link Litigation) and counsel for Sajid Khan (related to the Med-Link Litigation). Seller agrees to keep Purchaser informed on the status of the litigation and to provide Purchaser and its counsel with all information regarding the litigation which Purchaser or its counsel reasonably requests. Seller further agrees that both prior to and after the Closing Date it will not settle the Med-Link Litigation in a manner that includes a waiver or compromise of any non-competition, non-solicitation or confidentiality agreement in favor of the Company or otherwise has an adverse effect on the Business.

        5.10.  Use of Intellectual Property.

                (a) From and after the Closing Date, Seller, Seller and any of its respective Affiliates shall not use any of the Intellectual Property described in Schedule 3.10(a).
                  --------

                (b) As promptly as practicable following the Closing Date, Seller shall remove or obliterate any Intellectual Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use, incorporate or put into use after the Closing Date any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intellectual Property described in Schedule 3.10(a), or any trademark, service mark,
                           --------
     trade dress, logo, trade name or corporate name similar or related thereto.

        5.11.  Purchaser's Obligations After the Closing.

                (a) Purchaser will cause the Company to offer continued employment to all employees of the Company set forth on Schedule 3.20(a) as
                                                             ----------------
     of the Closing Date, and such employees will have compensation and benefit packages, which include health and welfare benefits that in the aggregate are equivalent or superior to the compensation and benefit packages currently held by such employees, with the exception of a 401(k) matching plan and a pension plan. Purchaser will cause the Company to provide service credit to such employees for vacation accrual, sick pay and severance plans in accordance with the practice of the Company as of the Closing Date.

                (b) Purchaser will, and will cause the Company to, cooperate with Seller and provide Seller with reasonable access to employees, records and other materials as such may relate to the Med-Link Litigation and related matters. Purchaser and Seller agree that such access will be coordinated between the parties to ensure that the Company does not suffer a material interruption of the Business. Notwithstanding anything to the contrary herein, this Section 5.11(b) will survive until the Med-Link Litigation and related matters are brought to their final disposition.

                                   ARTICLE VI

                                  TERMINATION

        6.1. Termination Events. This Agreement may be terminated up to the Closing as follows:

                (a) by Purchaser if any representation or warranty of Seller is breached in any material respect and such breach has not been waived;

                (b) by Seller if any representation or warranty of Purchaser is or becomes untrue or breached in any material respect and such breach has not been waived;

                (c) by Purchaser if any covenant or condition of Seller is or becomes breached in any material respect and such breach has not been waived;

                (d) (i) by Purchaser if satisfaction of a condition to the performance of Seller is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by the Company if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

                (e) by mutual consent of Purchaser and Seller;

                (f) by Purchaser if there has occurred an event that constitutes a Material Adverse Effect; or

                (g) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 1999, or such later date as the parties may agree upon.

        6.2. Effect of Termination. In the event that this Agreement is terminated pursuant to Sections 6.1(a), 6.1(b) or 6.1(c) due to the intentional breach of a representation, warranty, covenant or condition by the breaching party, then the non-breaching party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event that this Agreement is terminated pursuant to Sections 6.1(a), 6.1(b) or 6.1(c) as a result of a breach of a representation, warranty, covenant or condition that is not the result of an action or inaction by the breaching party that could be reasonably anticipated to cause the breach or if this Agreement is otherwise terminated pursuant to Sections 6.1(e) or (g), then no party shall have any right to pursue, exercise or enforce any remedy.

                                  ARTICLE VII

                           INDEMNIFICATION; REMEDIES

        7.1. Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser, the Company and their respective Affiliates, employees, consultants, successors and assigns (such persons, collectively, "Purchaser's Indemnified Persons"), and shall reimburse Purchaser's
     --------------------------------
     Indemnified Persons, for, from and against each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") imposed on or incurred by Purchaser's
                               ------
     Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of:

                (a) any inaccuracy in any representation or warranty in any respect as of the Closing Date, whether or not Purchaser's Indemnified Persons relied thereon or had Knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement, the Schedules or any certificate or other document delivered or to be delivered pursuant hereto;

                (b) the payment of any Liability of the Company as of the Closing Date not satisfied by Seller;

                (c) all claims, liabilities, expenses and obligations of the Company arising in connection with the Med-Link Litigation;

                (d) any Tax liability of the Company for any period prior to the Closing Date;

                (e) any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Company occurring or existing prior to the Closing Date;

                (f) any Tax liability incurred by Seller as a result of the transactions contemplated by this Agreement, including, without limitation, any Tax liability as a result of the Section 338(h)(10) Election; and

                (g) any claim by any Person for a brokerage or finder's fee based upon any arrangement allegedly made by such Person with the Company or Seller; provided, however, that Seller shall have no liability under
                --------  -------
     this Section 7.1 unless and until the aggregate of all Losses together with the aggregate amount of Outstanding Accounts Receivable, but exclusive of all Losses attributable to breaches of Sections 3.26 through 3.34, exceeds $25,000, in which event Seller shall be liable for all such non-excluded Losses. Seller shall no liability under this Section 7.1 for Losses related to breaches of Sections 3.26 through 3.34 unless and until the aggregate of all such Losses exceeds $500,000, in which event Seller shall be liable for all such Losses. The maximum liability of Seller for Losses under this Section 7.1 shall be limited to the Purchase Price. The foregoing is exclusive of Seller's obligation in respect of the Med-Link Litigation as to which Seller shall be responsible for all Losses and as to which Seller's liability shall be unlimited.

        7.2. Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates, employees, consultants and successors and assigns (Seller and such persons, collectively, "Seller's Indemnified
                                                          --------------------
     Persons"), and shall reimburse Seller's Indemnified Persons, for, from and
     -------
     against all Losses imposed on or incurred by Seller's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of:

                (a) any inaccuracy in any representation or warranty in any respect as of the Closing Date, whether or not Seller's Indemnified Persons relied thereon or had Knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement or any certificate or other document delivered or to be delivered pursuant hereto;

                (b) any Liabilities and other obligations of the Company arising on and after the Closing Date; and

                (c) any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Purchaser occurring or existing on or after the Closing Date; provided, however, that Purchaser shall have no liability under this
     --------  -------
     Section 7.2 unless and until the aggregate of all Losses exceeds $25,000, in which event Purchaser shall be liable for all Losses. The maximum liability of Purchaser for Losses shall be the Purchase Price.

7.3.  Undisputed Claims.  A party (the "Indemnified Party") may assert a Claim
                                        -----------------
     that it is entitled to, or may become entitled to, indemnification under this Agreement by giving notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the

     "Indemnifying Party"), providing reasonable details of the facts giving
     -------------------
     rise to the Claim and a statement of the Indemnified Party's Loss in connection with the Claim, to the extent such Loss is then known to the Indemnified Party and, otherwise, an estimate of the amount of the Loss that it reasonably anticipates that it will incur or suffer. If the Indemnifying Party does not object to the Claim during the twenty (20) day period following the date of delivery of the Indemnified Party's notice of its Claim (the "Objection Period"), the Claim shall be considered
                     ----------------
     undisputed and the Indemnified Party shall be entitled to recover the amount of its Loss. The fact that a Claim is not disputed by the Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Party as to such Claim pursuant to this Article VII.

        7.4. Disputed Claims. If the Indemnifying Party gives notice to the Indemnified Party within the Objection Period that the Indemnifying Party objects to the Claim, then (a) the parties shall attempt in good faith to resolve their differences during the thirty (30) day period following the date of delivery of the Indemnifying Party's notice of its objection (the "Resolution Period"), and (b) if the parties fail to resolve their
     ------------------
     disagreement during the Resolution Period, either party may unilaterally submit the disputed Claim resolution in accordance with Section 10.2.

        7.5. Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted under this Article VII against an Indemnified Party in respect of which indemnity may be sought under this
     Article VII from an Indemnifying Party or any successor thereto, the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume to the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article VII to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any action or claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

        7.6. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing Date for twelve (12) months; except, however, that the representations and warranties made in (i) Sections 3.8, 3.13 and 3.19 shall terminate on 120 days after the expiration of the applicable statute of limitations, including any applicable extensions, to which the representation or warranty applies; and
     (ii) Sections 5.5, 5.8 and 5.9, shall survive the Closing Date indefinitely or as otherwise provided in such Sections. The rights to indemnification or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

        7.7. Exclusivity of Remedies. The remedies provided for in this Article VII are exclusive and shall be in lieu of all other remedies for breach of this Agreement, including without limitation for breaches of the representations, warranties, covenants and agreements hereunder; provided,
                                                                      --------
     however, that the foregoing clause of this sentence shall not be deemed a
     -------
     waiver by any party of any right to specific performance, equitable relief or any remedy arising by reason of any claim of fraud with respect to this Agreement.

        7.8. Insured Claims. In case any event shall occur that would otherwise entitle either party to assert a claim for indemnification hereunder, no Loss shall be deemed to have been sustained by the Indemnified Party to the extent of any proceeds received by the Indemnified Party from any insurance policies with respect thereto.

                                  ARTICLE VIII

                                  THE CLOSING

        8.1.  Closing Date.  The closing of this transaction ("Closing") shall
                                                               -------
     take place at the offices of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey on May 24, 1999 (the "Closing Date") at 10:00 a.m. Eastern Time, or at such other place and time as the parties shall agree.

        8.2. Obligations of Purchaser to Purchase the Stock. Purchaser's obligation to purchase the Stock and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

                (a) Accuracy of Seller's Representations and Warranties. All representations and warranties by Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                (b) Seller's Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

                (c) Closing Deliveries. Seller shall have delivered or caused the delivery to Purchaser of each of the documents required by this Agreement to be delivered by Seller on the Closing Date under Section 8.4.

                (d) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against the Company on or before the Closing Date.

                (e) Consents. All necessary certificates, licenses, agreements and consents or other authorizations of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Purchaser, including without limitation, all third-party consents required under Schedule 3.18.
                    -------------

                (f) Approval of Documentation. The form and substance of all certificates, instruments, and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

                (g) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Affiliate of Purchaser to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                (h) Interim Services Agreement. The Interim Services Agreement shall remain in full force and effect and shall not have been terminated by Seller.

                (i) Section 338(h)(10) Election. Seller shall have executed and delivered Internal Revenue Service Form 8023, referenced in Section 2.5 of this Agreement, to Purchaser.

        8.3. Obligations of Seller to Sell the Stock. Seller's obligation to sell the Stock to Purchaser and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

                (a) Accuracy of Representations. All representations and warranties by Purchaser in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                (b) Purchaser's Performance. All of the covenants and obligations that Purchaser are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

                (c) Closing Deliveries. Purchaser shall have delivered or caused the delivery to Seller of each of the documents required to be delivered to Seller on the Closing Date under Section 8.5.

                (d) Consents. All necessary certificates, licenses, agreements and consents or other authorizations of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Purchaser and delivered to Seller.

                (e) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Purchaser on or before the Closing Date.

                (f) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Affiliate of Seller to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

        8.4. Seller Deliveries. At Closing, Seller shall deliver, or cause to be delivered, the following documents to Purchaser, in each case duly executed or otherwise in proper form:

                (a) Stock Certificates. Certificates representing the Stock, in the manner and form required by Section 2.1.

               (b) Compliance Certificate. A certificate by a senior executive officer of Seller that (i) all representations and warranties by Seller in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and (ii) all covenants, agreements and obligations of Seller hereunder to be performed or fulfilled prior to or at Closing, have been timely performed and fulfilled.

               (c) Certified Articles, Bylaws and Resolutions. (i) A certified copy of the resolutions of the board of directors of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated hereby; (ii) a copy of the Bylaws of each of Seller and the Company certified by Seller's or the Company's secretary, as the case may be, and a copy of the Certificate of Incorporation of Seller and the Company certified by the Secretary of State of the State of Delaware; and
     (iii) incumbency certificates relating to each person executing any document executed and delivered to Purchaser pursuant to the terms hereof.

               (d) Release of Encumbrances. UCC-3 termination statements or other evidence of the release of all Liens on the Stock set forth on
     Schedule 3.5.
     ------------

               (e) Good Standing Certificates. A good standing certificate for the Company, dated as close as practicable to the Closing Date, from Secretary of the State of Delaware and the Secretaries of State in each of the jurisdictions in which the Company is qualified to do business.

               (f) Resignations. Resignations duly executed by each of the elected and acting directors and officers (who also hold director positions), of the Company, effective as of the Closing Date.

               (g) Release. Purchaser shall have received from Seller evidence of the elimination, prior to the Closing Date, of the Company's indebtedness to Seller and any other Affiliates and a release in favor of the Company, releasing it from all obligations to Seller with the exception of those rights or obligations arising under this Agreement.

               (h) Other Documents. All other documents, instruments or writings required to be delivered to Purchaser at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Purchaser may reasonably request.

        8.5. Purchaser Deliveries. At Closing, Purchaser shall deliver the following documents to Seller, in each case duly executed or otherwise in proper form:

               (a) Cash Closing Payment. A certified or bank cashier's check or wire transfer, in the amount required by Section 2.3 hereof.

               (b) Compliance Certificate. A certificate by a senior executive officer of Purchaser that (i) all representations and warranties by Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and (ii) all covenants, agreements and obligations of Purchaser thereunder, to be performed or fulfilled prior to or at Closing, have been timely performed and fulfilled.

                (c) Certified Resolutions. (i) A certified copy of the resolutions of the board of directors of Purchaser authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) incumbency certificates relating to each person executing any document executed and delivered to Seller by Purchaser pursuant to the terms hereof.

                (d) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

                                   ARTICLE IX

                                    EXPENSES

        9.1. Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

        9.2. Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

                                   ARTICLE X

                                 MISCELLANEOUS

        10.1. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

     If to Purchaser, to:                  (with a copy to)

     CareInsite, Inc.                      Gibbons, Del Deo, Dolan,
     River Drive Center 2                  Griffinger & Vecchione
     669 River Drive                       One Riverfront Plaza
     Elmwood Park, New Jersey  07407-1361  Newark, New Jersey 07102-5497
     Attention:  Legal Counsel             Attention:  Lawrence A. Goldman, Esq.
     Facsimile:  201-703-3401              Facsimile:  973-596-0545
     or to such other person or address as Purchaser shall furnish to Seller in writing.

     If to Seller, to:                     (with a copy to)

     SPS Payment Systems, Inc.             Associates First Capital Corporation
     2500 Lake Cook Road                   250 E. Carpenter Freeway
     Riverwood, IL  60015                  Irving, Texas  75065
     Attention:  General Counsel           Attention:  General Counsel
     Facsimile:  847-405-4952              Facsimile:  972-652-7123

     or to such other person or address as Seller shall furnish to Purchaser in writing.

          If personally delivered pursuant hereto, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant hereto, such communication shall be deemed delivered the next business day after transmission, and sender shall bear the burden of proof of delivery; if sent by overnight courier pursuant hereto, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant hereto, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Article 10.

        10.2.  Dispute Resolution.

               (a) Internal Negotiations. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by negotiations between a designated senior executive officer of each of the parties. If after forty-five (45) days (the "Negotiation Period"), such dispute remains
                                      ------------------
     unresolved, such dispute shall be settled by arbitration in accordance with
     Section 10.2(b) below.

               (b) Arbitration. Upon the expiration of the Negotiation Period, the parties hereby agree that any dispute regarding the rights and obligations of any party under this Agreement must be resolved by arbitration pursuant to this Section 10.2(b). Within seven (7) days of any party's written notice to the other of its desire to submit any dispute to arbitration, the parties will meet to attempt to amicably resolve their differences and, failing such resolution, the parties may submit the matter to mandatory and binding arbitration with the CPR Institute for Dispute Resolution ("CPR"). The issue(s) in dispute shall be settled by
                  ---
     arbitration in Newark, New Jersey in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by a panel of three arbitrators (the "Panel"). The only issue(s) to be determined by the Panel
                       -----
     will be those issues specifically submitted to the Panel. The Panel will not extend, modify or suspend any of the terms of this Agreement. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)1-16, and judgment upon the award rendered by

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

     the Panel may be entered by any court having jurisdiction thereof. A determination of the Panel shall be by majority vote.

        Promptly following receipt of the request for arbitration, CPR shall convene the parties in person or by telephone to attempt to select the arbitrators by agreement of the parties. If agreement is not reached, Buyers shall select one arbitrator and the Principals shall select one other arbitrator. These two arbitrators shall select a third arbitrator. If these two arbitrators are unable to select the third arbitrator by mutual agreement, CPR shall submit to the parties a list of not less than eleven
     (11) candidates. Such list shall include a brief statement of each candidate's qualifications. Each party shall number the candidates in order of preference, shall note any objection they may have to any candidate, and shall deliver the list so marked back to CPR. Any party failing without good cause to return the candidate list so marked within ten (10) days after receipt shall be deemed to have assented to all candidates listed thereon. CPR shall designate the arbitrator willing to serve for whom the parties collectively have indicated the highest preference and who does not appear to have a conflict of interest. If a tie should result between two candidates, CPR may designate either candidate.

        This agreement to arbitrate is specifically enforceable. Judgment upon any award rendered by the Panel may be entered in any court having jurisdiction. The decision of the Panel within the scope of the submission is final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder hereby is waived (unless otherwise provided by applicable law), except suit to enforce this arbitration award or in the event arbitration is not available for any reason. If the rules of the CPR differ from those of this Section 10.2(b), the provisions of this Section 10.2(b) will control. The costs of arbitration shall be shared by the parties.

        10.3. Remedies at Law or in Equity. If any representation, warranty covenant, or condition made by or on behalf of Seller in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall be untrue, misleading or breached, as the case may be, in any respect as of the date of this Agreement, or as of the date when it was made, furnished or delivered, Purchaser may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of Purchaser, or to take any one or more of such actions.

          10.4. Disclosure Schedules. Information set forth in the Schedules to this Agreement specifically refers to the section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other section of this Agreement or for any other purpose. The Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Schedules does not conform

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

     in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

          10.5. Disclosures and Announcements. The timing and content of all disclosures to third parties and public announcements concerning the transactions provided for in this Agreement, by either Seller or Purchaser, shall be subject to the approval of the others in all essential respects; provided, however, that Seller's approval shall not be required as to any
     --------  -------
     statements and other information that Purchaser may make pursuant to any rule or regulation or as required by law and further provided that Purchaser shall be permitted to make public announcements in connection with the execution of this Agreement and the Closing, subject to the reasonable approval of Seller.

          10.6. Assignment, Parties in Interest. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may, without consent of any other party, cause one or more subsidiaries or affiliates of Purchaser to carry out all or part of the transactions contemplated hereby. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.

          10.7. Further Assurance. From time to time, at Purchaser's request and without further consideration, Seller will execute and deliver to Purchaser such documents and take such other actions as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby, and to vest in Purchaser good, valid and marketable title to the Stock.

          10.8. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware.

          10.9. Amendment and Modification. Purchaser and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          10.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. Purchaser acknowledges that, except as expressly set forth herein, neither Seller nor any other person has made any representation or warranty, express or implied, as to (i) the physical condition or state of repair of any of the Business property, the improvements constituting a part thereof or the equipment and fixtures appurtenant thereto, (ii) the gross or net income derived from the Business, or (iii) any other matter affecting, or relating to, the Business.

          10.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          10.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any person, other the parties hereto and such assigns any legal or equitable rights hereunder.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties by duly authorized representatives, on the date first above written.



                               SPS PAYMENT SYSTEMS, INC.


                               By:________________________________
                                  Name:  Don A. Berman
                                  Title: Executive Vice President


                               CAREINSITE, INC.


                               By:________________________________
                                  Name:  Paul M. Bernard
                                  Title: Vice President-Chief Financial Officer

                          List of Schedules

Schedule 3.1(a)           Foreign Jurisdiction
Schedule 3.2              Notices/Consents that the Company is Required to Give/Obtain
Schedule 3.3(b)           Ownership of the Stock
Schedule 3.5              Title to Properties
Schedule 3.6              Accounts Receivable as of April 30, 1999
Schedule 3.7              Material Liabilities
Schedule 3.8              Taxes
Schedule 3.10(a)          Intellectual Property
Schedule 3.11(a)          Past Due Accounts Payable
Schedule 3.11(b)          Bank Accounts
Schedule 3.12             Names and Addresses of Health Care Payor Customers
Schedule 3.13             Employee Benefit Plans
Schedule 3.14             Insurance
Schedule 3.15             Governmental Authorizations
Schedule 3.15(c)          Instruments Filed with Respect to the Intellectual Property
Schedule 3.16             Pending Legal Proceedings; Orders
Schedule 3.17             Changes and Events
Schedule 3.18(a)          List of Contracts Relating to the Business
Schedule 3.18(b)          List of Contracts not in Full Force and Effect
Schedule 3.18(c)          Events That May Be Cause For Default of the Contracts
Schedule 3.20(a)          Information on Employees and Directors
Schedule 3.20(b)          Persons Intending to Terminate Employment
Schedule 3.24             Relationships with Related Persons
Schedule 3.26             Year 2000 Plan and Timetable
Schedule 3.28             Third-Party Software
Schedule 3.29             Third-Party Interests in Software
Schedule 3.33             List of Hardware
Schedule 3.34             List of Software

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